SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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REIGN RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

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1

SCHEDULE 14C INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended)

REIGN RESOURCES CORPORATION

9465 Wilshire Boulevard

Beverly Hills, CA 90212

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of Reign Resources Corporation, a Delaware corporation, to the holders of record at the close of business on the record date, February 24, 2020 (the “Record Date”), of the Company’s outstanding common stock, $0.0001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Reign Resources Corporation.

This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders that the Board of Directors and the majority shareholder of the Company have approved a corporate action (the “Corporate Action”). The Corporate Action was approved by written consent of our majority shareholder, who is the owner of 27,500,000 shares of the Common Stock constituting 32.2% of the voting power of our Common Stock and 1 share of Series A Preferred Stock, which holds voting power of 51% of the total voting power of our Common Stock.

The Corporate Action, which was approved by our Board of Directors (the “Board”) and the majority shareholder of the Company consists of an increase in our authorized common stock, from 150,000,000 authorized common shares, to 1,000,000,000 authorized common shares. The par value of the common shares will not be changed.

The Company will, when permissible following the expiration of the appropriate periods mandated by Rule 14c and the provisions of the Delaware General Corporation Law, file Articles of Amendment to amend our Articles of Incorporation (the “Articles of Amendment”), in order to effect the Corporate Action.

The proposed Articles of Amendment will become effective when filed with the Delaware Secretary of State.  We anticipate that such filing will occur no earlier than twenty (20) days after this Information Statement is first mailed to shareholders.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Board of Directors has fixed the close of business on February 24, 2020 as the record date for the determination of shareholders who are entitled to receive this Information Statement.  There were 85,272,408 shares of common stock issued and outstanding on February 24, 2020. We anticipate that this Information Statement will be mailed on or about March 5, 2020 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders.  We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock.  The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Delaware law applicable to us.

General

As of February 24, 2020, the Company’s authorized capital stock consisted of 150,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 authorized shares of Preferred Stock, par value $0.0001 per share, of which 1 share is designated as Series A Preferred Stock.  As of February 24, 2020, 85,272,408 shares of Common Stock were issued and outstanding and one share of Series A Preferred Stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Preferred Stock

On March 17, 2017, the Company held an annual meeting of its shareholders. At the annual meeting, the majority shareholders of the Company approved an amendment to the articles of incorporation, authorizing one share of Series A Preferred stock, which would be issued to Joseph Segelman. The share of Series A Preferred stock shall vote together as a single class with the holders of the Company’s common stock, and the holders of any other class or series of shares entitled to vote with the common stock, with the holder of the Series A Preferred stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred stock then outstanding, and the holders of the common stock and any other shares entitled to vote shall be entitled to their proportional share of the remaining forty-nine percent (49%) of the total votes based on their respective voting power. The share of Series A Preferred stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary. The share of Series A Preferred stock shall not be eligible to receive dividends. The class of Series A Preferred stock shall be automatically cancelled ten (10) years after the initial issue date of such Series A Preferred stock.

On May 19, 2017, the Company received the file stamped certificate of amendment from the state of Delaware, which lists an effective date of March 20, 2017. On May 23, 2017, the Company issued the share of Series A Preferred stock to Joseph Segelman, valued at $270,000 (based on the estimated fair value of the stock and control premium on the date of grant), which will allow Mr. Segelman to maintain fifty-one percent (51%) voting control of the Company regardless of how many shares of common stock are issued and outstanding. Therefore, the Company considers the Series A Preferred stock to be issued on May 23, 2017.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Stock Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC of Woodmere, New York.  Their address is 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436. Our Common Stock is quoted under the symbol “RGNP.”

MANAGEMENT

Set forth below is the name of the sole director and officer of the Company, all positions and offices with the Company held, the period during which he has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held
Joseph Segelman	43	President, CEO and Director
Chaya Segelman	40	Secretary and Director

Joseph Segelman has served as our President and Chief Executive Officer and a member of our board of directors since December 2014. During the five year period prior to December 2014, Mr. Segelman served as the Chief Executive Officer and Managing Director of UWI Holdings Corporation (previously known as Australian Sapphire Corporation), Shefa Mining Corporation and Spencer Lloyd & Associates. He is an experienced marketing and operations professional with over 22 years of experience in logistics and marketing and extensive experience in the Australian mining and gem industry. He is also a director & board Member of OBK (a Sydney based charity), and a Captain (Chaplain) in the Australian Army reserves. Mr. Segelman is the author of “Take Action: Successful Australians Share their Secrets”, (Lothian Books, 2004).

Chaya Segelman has served as our Secretary and a member of our board of directors since December 2014. During the five year period prior to December 2014, Mrs. Segelman served as the secretary and head of operations and a member of the board of directors of UWI Holdings Corporation (previously known as Australian Sapphire Corporation), Shefa Mining Corporation and Spencer Lloyd & Associates. She has over 20 years of company administration experience.

Family Relationships

Our sole directors, Joseph and Chaya Segelman, are married to one another.  No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Committees of the Board of Directors

There are no committees of the Board of Directors.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2020 being the commencement of the current fiscal year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.  any director or officer of the company;

2. any proposed nominee for election as a director of the company; and

3. any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Principal Shareholders and Security Ownership of Certain Beneficial Owners and Management”. To our knowledge, no director has advised that he intends to oppose any action described herein.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth the number of shares of our $0.0001 par value common stock beneficially owned by (i) each person who, as of February 24, 2020, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 85,272,408 common shares were issued and outstanding as of February 24, 2020.

Name and Address (2)	Amount of Beneficial Ownership		Percent of Class (1)

Segelman Family Trust (3)	22,500,000		26.4%
Joseph Segelman (4)	10,000,000		11.7%
Australian Sapphire Corporation (5)	5,000,000		5.9%
Coordinates Collection (6)	5,500,000		6.5%
Alpha Capital Anstalt (7)	8,119,114		9.99%
Brio Capital Master Fund Ltd. (8)	8,119,114		9.99%
Ashikian Jewelry Group, LLC (9)	14,005,000		16.4%
Crossover Capital Fund LLC (10)	8,119,114		9.99%

All Officers and Directors as a Group (2 Persons)	32,500,000	(11)	38.1%

(1)

Based on 85,272,408 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o Reign Resources Corp., 9465 Wilshire Boulevard, Beverly Hills, CA 90212.

(3)	Currently held by the Segelman Family Trust.

(4)

Includes 10,000,000 shares of authorized but unissued common stock, at an exercise price of $0.005 per share that Mr. Segelman has the right to acquire upon exercise of options granted under the Company’s 2015 Equity Incentive Plan. The shares subject to such options have been included since the options are currently exercisable or exercisable within 60 days of the date of this filing and thus are deemed to be currently outstanding and beneficially owned by Mr. Segelman as the holder of the options.

(5)

Mr. Joseph Segelman is the owner of all of the outstanding shares of Australian Sapphire Corporation and thus has beneficial ownership and voting and dispositive power over all of the common shares of the Company owned of record by Australian Sapphire Corporation, which shares are not included in the number of shares identified as being beneficially owned by Mr. Segelman in his individual capacity elsewhere in the table.

(6)	Coordinates Collection, Inc. is owned by FD9 Group, B.V. The address for Coordinates Collection, Inc. is 1933 S. Broadway, Los Angeles, CA 90007.

(7)

Consists of: (i) 4,831,159 common shares; and (ii) convertible notes in the total amount of $718,752 and warrants to purchase common shares that are convertible and/or exercisable into 8,984,401 common shares as of the date of this filing.  However, Alpha Capital Anstalt (“Alpha”) is contractually limited to beneficial ownership of our common shares not to exceed 9.99% and this limitation has been taken into account in calculating the number of shares shown in the table for Alpha.  Subject to certain conditions, Alpha holds an additional investment right to purchase additional common shares, convertible notes and warrants.  See “Description of Securities—Convertible Securities” in this filing.   The stockholder has advised us that voting and dispositive power of all of the common shares of the Company owned of record by the stockholder is held by Konrad Ackermann and Dr. Nicola Feuerstein, who are members of the board of directors of Alpha. The business address of Alpha is Lettstrasse 32, 9490 Vaduz, Lichtenstein.

(8)

Consists of: (i) 4,831,159 common shares; and (ii) convertible notes in the total amount of $718,752 and warrants to purchase common shares that are convertible and/or exercisable into 8,984,401 common shares as of the date of this filing.  However, Brio Capital Master Fund Ltd. (“Brio”) is contractually limited to beneficial ownership of our common shares not to exceed 9.99% and this limitation has been taken into account in calculating the number of shares shown in the table for Brio.  Brio holds an additional investment right to purchase additional common shares, convertible notes and warrants.  See “Description of Securities—Convertible Securities” in this filing.  The stockholder has advised us that voting and dispositive power of all of the common shares of the Company owned of record by the stockholder is held by Shaye Hirsch, who is a director of Brio. The business address of Brio is 100 Merrick Road, Suite 401W, Rockville Center NY 11570.

(9)

Includes 6,000,000 shares owned of record by Ashikian Jewelry Group LLC and 8,005,000 shares owned of record by Michael Ashikian. The address for Ashikian Jewelry Group LLC is 716 S. Olive St., Los Angeles, CA 90014.

(10)

Consists of: (i) 6,333,332 common shares; and (ii) convertible notes in the total amount of $294,000 and warrants to purchase common shares that are convertible and/or exercisable into 1,960,000 common shares as of the date of this filing.  However, Crossover Capital Fund LLC (“Crossover”) is contractually limited to beneficial ownership of our common shares not to exceed 9.99% and this limitation has been taken into account in calculating the number of shares shown in the table for Crossover.  Subject to certain conditions, Crossover holds an additional investment right to purchase additional common shares, convertible notes and warrants.  See “Description of Securities—Convertible Securities” in this filing. The address for Crossover Capital Fund LLC is 365 Ericksen Ave., #315, Bainsbridge Island, WA 98110.

(11)

Does not include 5,000,000 shares owned of record by Australian Sapphire Corporation, which are owned beneficially and of record by Mr. Joseph Segelman and as to which Mr. Segelman exercises sole voting and dispositive power. See Note 5 above. Also does include 10,000,000 shares of authorized but unissued common stock that Mr. Segelman has the right to acquire in the future as described in Note 4 above.

We are not aware of any person who owns of record, or is known to own beneficially, five percent or more of our outstanding securities of any class, other than as set forth above. We do not have an investment advisor.

DESCRIPTION OF CONSENT ACTION

INCREASE IN AUTHORIZED COMMON STOCK

As of February 24, 2020, the Record Date, there were issued and outstanding (i) 85,272,408 shares of our Common Stock, and (ii) 1 share of our Series A Preferred Stock. As of February 24, 2020, the number of shares underlying outstanding convertible notes is greater than our remaining authorized but unissued shares.

We have been funding our operations utilizing proceeds from convertible notes and expect to do so until we begin to generate significant revenues from our operations, or through acquisitions. As a result of funding the costs of our operations by the issuance of shares of our Common Stock and our current outstanding convertible debt, we expect in the near future to not have available a sufficient number of authorized but unissued shares of Common Stock for near term corporate purposes.

The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

●	conversion of convertible securities;
●	retiring convertible debt;
●	future acquisitions;
●	future financings; and
●	Investment opportunities and other corporate purposes.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device.  The increase in authorized Common Stock may make it more difficult or prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our Company’s shares that could result from actual or rumored takeover attempts. The proposed increased in our authorized Common Stock is not the result of any such specific effort, rather, as indicated below, the purpose of the increase in the authorized Common Stock is to provide our Company’s management with certain abilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, our Company presently has no intent or plan to employ any additional authorized shares as an anti-takeover device.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

LEGAL PROCEEDINGS

As of the date of this Information Statement, there are no material proceedings against the Company or to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Joseph Segelman

As of December 31, 2017, we have an employment agreement with our CEO. The initial term of the employment agreement expired on December 31, 2018. The agreement provides for automatic one-year renewals, unless either we or CEO give notice of our or his intention not to extend at least 90 days prior to the expiration of any term. Under his employment agreement, CEO receives a minimum annual base salary of $180,000. CEO is eligible to receive an annual performance bonus each year, if performance goals established by our board of directors are met, and is entitled to participate in customary benefit plans.

If we terminate CEO’s employment without cause, he will be entitled to the following: (i) payment of (x) accrued compensation and unpaid base salary through the date of such termination, (y) any amounts previously deferred by CEO and (z) the payment or reimbursement for expenses incurred prior to the date of such termination; (ii) an amount equal to 200% of the base salary and (iii) continued participation, at our expense, in our health and welfare programs for a period of two years after the date of termination.

For purposes of CEO’s employment agreement with us, a termination for cause will be deemed to have occurred upon the happening of the following, subject to a cure right: (i) his misappropriation or theft of our or any of our subsidiary’s funds or property; (ii) his conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude; (iii) his engagement in any conduct that is materially injurious to us; (iv) his material breach of his employment agreement or material failure to perform any of his duties owed to us; (v) his commission of any act involving willful malfeasance or gross negligence or his failure to act involving material nonfeasance; or (vi) his material violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

In connection with his employment agreement, CEO was granted options to purchase 10,000,000 shares of our common stock in accordance with a share option agreement pursuant to the Company’s 2015 Incentive Equity Plan. The share option agreement provides, among other things, that CEO’s options shall vest monthly over a two year period commencing on April 1, 2015.

Due to Related Party

During 2018, we received no advances from our CEO/director and incurred business expenses of $1,963,371 (comprised of operating expenses of $1,952,720, inventory purchases totaling $2,200, website development costs of $5,502, and purchased equipment of $2,950) and had repayments of $1,438,000.  We have a balance owed to the related party of $1,246,805 and $721,434 at December 31, 2018 and 2017, respectively.  During 2018, we incurred $123,750 of deferred compensation related to the CEO/director’s employment agreement and $80,000 of deferred compensation related to the Secretary’s employment agreement.  As of December 31, 2018 and 2017, accrued compensation – related party was $1,239,750 and $1,036,000, respectively.

Chaya Segelman

As of December 31, 2017, we have an employment agreement with our Secretary. The initial term of Secretary ’s employment agreement expired on December 31, 2018. The agreement provides for automatic one-year renewals, unless either we or Secretary give notice of our or her intention not to extend at least 90 days prior to the expiration of any term. Under her employment agreement, Secretary receives a minimum annual base salary of $80,000.

If we terminate Secretary’s employment without cause, she will be entitled to the following: (i) payment of (x) accrued compensation and unpaid base salary through the date of such termination, (y) any amounts previously deferred by Secretary and (z) the payment or reimbursement for expenses incurred prior to the date of such termination; (ii) an amount equal to 50% of the base salary and (iii) continued participation, at our expense, in our health and welfare programs for a period of two years after the date of termination. The definition of cause under Secretary’s employment agreement is the same as that in CEO’s employment agreement

Otherwise, our officers and director are not accruing any compensation pursuant to any agreement with us.  No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our officers or director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2017 through December 31, 2018, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Consulting Agreements

As of December 31, 2018, we accrued deferred compensation totaling $832,750 with respect to a consulting agreement with our CEO. Such consulting agreement was terminated by mutual agreement of the parties and superseded by an employment agreement.  Deferred compensation includes $618,750 related to the employment agreement and $214,000 related to the consulting agreement.

As of December 31, 2018, we accrued deferred compensation totaling $407,000 with respect to a consulting agreement with our Secretary. Such consulting agreement was terminated by mutual agreement of the parties as of March 31, 2015 and superseded by an employment agreement. Deferred compensation includes $293,333 related to the employment agreement and $113,667 related to the consulting agreement.

 COMMUNICATIONS WITH STOCKHOLDERS

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our President. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Joseph Segelman, Chief Executive Officer, Reign Resources Corporation, 9465 Wilshire Boulevard, Beverly Hills, CA 90212. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

Financial and other Information

For more detailed information on our corporation, including financial statements, you may refer to our periodic filings made with the SEC from time to time.  Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov or by writing our secretary at the address specified above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Reign Resources Corporation, has duly caused this report to be signed by the undersigned hereunto authorized.

March [ ], 2020

REIGN RESOURCES CORPORATION

By:	/s/Joseph Segelman
Joseph Segelman
Chief Executive Officer